Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-78784) (1993 Equity Participation Plan) and Form S-8 (File No. 33-92648) (Deferred Compensation Plan) of Financial Security Assurance Holdings Ltd. of our report dated March 29, 2007, relating to our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and on our audit of the financial statement schedule, which report is included in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
March 30, 2007